As filed with the Securities and Exchange Commission on June 6, 2012

Registration No. 333-176887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	95-4318554
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21680 Haggerty Rd., Ste. 101,

Northville, MI 48167

(248) 504-0500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel R. Coker, President and CEO

21680 Haggerty Rd., Ste. 101

Northville, MI 48167

(248) 504-0500

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copy to:

Kenneth J. Phillips

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

Detroit, Michigan 48226-3506

(313) 465-7658 (telephone)

(313) 465-7659 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, without par value
Preferred Stock, without par value
Warrants to Purchase Common Stock or Preferred Stock Rights Units
TOTAL			$80,672,500(5)	$11,610(6)

Footnotes 1-4 below are as originally provided in the registration statement File No. 333-176887 on Form S-3 of Amerigon Incorporated.

(1)	The registrant is hereby registering such indeterminate number of shares of common stock and preferred stock, such indeterminate amount of warrants to purchase common stock or preferred stock, such indeterminate amount of rights to purchase securities registered hereunder, such indeterminate number of units as may be sold from time to time, and such indeterminate amount and number of each identified class of the identified securities as may be issued upon conversion, exchange or exercise of any other securities that provide for such conversion, exchange or exercise, which collectively shall have an aggregate initial offering price not to exceed $100,000,000. In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding common stock. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder.
(2)	The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $100,000,000.
(4)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .00011610 and the proposed maximum aggregate offering price.
(5)	Reflects the deregistration of $19,327,500 in securities that were not sold prior to the termination of the offering.
(6)	The $11,610 registration fee was paid upon the filing of the original registration statement. The registration fee for the proposed maximum aggregate offering price (after deregistration of $19,327,500 in securities pursuant to this Post-Effective Amendment No. 1) of $80,672,500 is equal to $9,367.

This Post-Effective Amendment No. 1 relates to registration statement File No. 333-176887 on Form S-3 (the “Registration Statement”) of Amerigon Incorporated (the “Company”), registering $100,000,000 in common stock, preferred stock and warrants, which was filed with the Securities and Exchange Commission on September 16, 2011.

The offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment No. 1, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan, on June 6, 2012.

AMERIGON INCORPORATED

By:	/s/ Daniel R. Coker
Name: Daniel R. Coker Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date:

/s/ Daniel R. Coker Daniel R. Coker	Director, President and Chief Executive Officer (Principal Executive Officer)	June 6, 2012

/s/ Barry G. Steele Barry G. Steele	Chief Financial Officer & Secretary (Principal Accounting and Financial Officer)	June 6, 2012

/s/ Oscar B. Marx, III* Oscar B. Marx, III	Chairman of the Board	June 6, 2012

/s/ Sophie Desormière* Sophie Desormière	Director	June 6, 2012

/s/ Francois J. Castaing* Francois J. Castaing	Director	June 6, 2012

/s/ John M. Devine* John M. Devine	Director	June 6, 2012

/s/ Maurice E.P. Gunderson* Maurice E.P. Gunderson	Director	June 6, 2012

/s/ Carlos Mazzorin* Carlos Mazzorin	Director	June 6, 2012

/s/ James D. Donlon, III* James D. Donlon, III	Director	June 6, 2012

*By Barry G. Steele, attorney-in-fact